Exhibit (d)(3)

FORM OF INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, dated as of             , 2008, between The 787 Fund, Inc., a Maryland corporation (the “Company”), on behalf of the Enterprise Mergers and Acquisitions Fund (the “Fund”), and Gabelli Funds, LLC (the “Adviser”), a New York limited liability company.

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General

The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of assets held in the investment portfolio of the Fund. The Adviser may delegate any or all of its responsibilities to one or more sub-advisers or administrators, subject to the approval of the Board of Directors of the Company. Such delegation shall not relieve the Adviser of its duties and responsibilities hereunder.

2. Duties and obligations of the Adviser with respect to investments of assets of the Fund

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s Board of Directors, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Fund’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) arrange for the purchase and sale of securities and other assets held in the investment portfolio of the Fund and (iii) oversee the administration of all aspects of the Fund’s business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund’s shares.

(b) In addition to the investment management services provided in paragraph (a) above, the Adviser shall provide, or arrange for the provision of, the following additional services for the Fund: (i) maintaining the Fund’s books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by the Fund’s custodian, transfer agent and dividend disbursing agent; (ii) transmitting purchase and redemption orders for the Fund’s shares to the extent not transmitted by the Fund’s distributor or others who purchase and redeem shares; (iii) initiating all money transfers to the Fund’s custodian and from the Fund’s custodian for the payment of the Fund’s expenses, investments, dividends and share redemptions; (iv) reconciling account information and balances among the Fund’s custodian, transfer agent, distributor, dividend disbursing agent and the Adviser; (v) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund’s needs; (vi) preparing, but not paying for, all reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund’s shares under federal and state law including periodic updating of the Company’s registration statement and the Fund’s Prospectus (including its Statement of Additional Information); (vii) supervising the calculation of the net asset value of the Fund’s shares; and (viii) preparing notices and agendas for meetings of the Fund’s shareholders and the Company’s Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

(c) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended (the “Act”), the Investment Advisers Act of 1940, as amended, and of any rules or regulations of each in force thereunder; (ii) any other applicable provision of law; (iii) the Articles of Incorporation and By-Laws of the Company, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Fund as set forth in the Company’s then current Registration Statement on Form N-1A, as amended or supplemented, and (v) any policies and determinations of the Board of Directors of the Company.

(d) The Adviser will seek to provide qualified personnel to fulfill its duties hereunder and will bear all costs and expenses (including any overhead and personnel costs) incurred in connection with its duties hereunder and, except as provided otherwise herein, shall bear the costs of any salaries or directors fees of any officers or Directors of the Company who are affiliated persons (as defined in the Act) of the Adviser. Subject to the foregoing, the Company, on behalf of the Fund, shall be responsible for the payment of all the Fund’s other expenses, including (i) payment of the fees payable to the Adviser under paragraph 4 hereof; (ii) organizational expenses; (iii) brokerage fees and commissions; (iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the Company’s officers and employees, and directors’ and officers’ errors and omissions insurance coverage; (vii) if approved by the Board of Directors, compensation and expenses of the Fund’s chief compliance officer and expenses associated with the Fund’s compliance program (viii) legal, auditing and accounting fees and expenses; (ix) charges of the Fund’s custodian, transfer agent and dividend disbursing agent; (x) the Fund’s pro rata portion of dues, fees and charges of any trade association of which the Company is a member; (xi) the expenses of printing, preparing and mailing proxies, stock certificates and reports, including the Fund’s prospectus and statement of additional information, and notices to shareholders; (xii) filing fees for the registration or qualification of the Fund as a separate portfolio of an open-end investment company and its shares under federal or state securities laws; (xiii) the fees and expenses involved in registering and maintaining registration of the Fund’s shares with the Securities and Exchange Commission; (xiv) the expenses of holding shareholder meetings; (xv) the compensation, including fees, of any of the Company’s directors, officers or employees who are not affiliated persons of the Adviser; (xvi) all expenses of computing the Fund’s net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund’s investment portfolio; (xvii) expenses of personnel performing shareholder servicing functions and all other distribution expenses payable by the Fund including those incurred under the Fund’s Plan (as defined herein) adopted pursuant to Rule 12b-1 under the Act; and (xviii) litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Fund.

(e) The Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Company, with respect to the Fund, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the Company may have which may not be waived under applicable law.

(f) Nothing in this Agreement shall prevent the Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

3. Portfolio Transactions

In the course of the Adviser’s execution of portfolio transactions for the Fund, it is agreed that the Adviser shall employ securities brokers and dealers which, in its judgment, will be able to satisfy the policy of the Fund to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this agreement, “best execution” shall be interpreted in accordance with applicable law as it pertains to the management of registered investment companies by registered investment advisers. Under such conditions as may be specified by the Company’s Board of Directors in the interest of its shareholders and to ensure compliance with applicable law and regulations, the Adviser may (a) place orders for the purchase or sale of the Fund’s portfolio securities with its affiliate, Gabelli & Company, Inc. (or any other affiliate); and (b) pay commissions to brokers other than its affiliate which are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Adviser to be useful or desirable in the performance of its duties hereunder and for the investment management of other advisory accounts over which it or its affiliates exercise investment discretion in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to Section 17(e) of the Act and Section 11(a) of the Exchange Act, the Company hereby expressly consents and agrees that any associated person of the Adviser, including, without limitation, Gabelli & Company, Inc., may effect securities transactions on any exchange of which such associated person is a member, and that the Adviser, and such associated person, may receive or retain compensation in connection therewith, to the extent permitted under applicable law.

On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Company, as well as other funds advised by the Adviser, the Adviser may, to the extent permitted by applicable law and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner that it considers to be the most equitable and consistent with its fiduciary obligations to the Company, on behalf of the Fund.

4. Compensation of the Adviser

(a) Subject to paragraph 2(b), the Company, on behalf of the Fund, agrees to pay to the Adviser out of the Fund’s assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser (other than any amounts payable to the Adviser pursuant to paragraph 4(b) a fee computed daily and payable monthly in an amount equal on an annualized basis to 0.935% of the Fund’s daily average net asset value on the first $1 billion; 0.91% of the Fund’s daily average net asset value on the next $1 billion; 0.885% of the Fund’s daily average net asset value on the next $3 billion; 0.86% of the Fund’s daily average net asset value on the next $5 billion; and 0.835% of the Fund’s daily average net asset value thereafter. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b) The Fund will pay its Adviser, or its affiliates, separately for any costs and expenses incurred by the Adviser, or its affiliates, in connection with distribution and service of the Fund’s shares in accordance with the terms (including proration or nonpayment as a result of allocations of payments) of Plans of Distribution (the “Plan”) adopted by the Fund pursuant to Rule 12b-1 under the Act as such Plan may be in effect from time to time; provided, however, that no such payments shall be due or paid to the Adviser under this paragraph 4(b) of the Agreement unless and until, this Agreement shall have been approved by a majority of the Board of Directors of the Company and a majority of the Directors of the Company who are not “interested persons” of the Company (as defined in Section 2(a)(19) of the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan. The Fund reserves the right to modify or terminate such Plan at any time as specified in the Plan and Rule 12b-1, and this subparagraph shall thereupon be modified or terminated to the same extent without further action of the parties. The persons authorized to direct the payment of the funds pursuant to this Agreement and the Plan shall provide to the Company’s Board of Directors, and the Directors shall review, at least quarterly a written report of the amount so paid and the purposes for which such expenditures were made.

(c) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Company for calculating the net asset value of the Fund’s shares.

5. Indemnity

(a) The Company, on behalf of the Fund, hereby agrees to indemnify the Adviser and each of the Adviser’s directors, officers, employees, and agents (including any such individual who also serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which it/he may be or may have been involved as a party or otherwise or with which it/he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of its/his having acted in any such capacity, except with respect to any matter as to which it/he shall have been adjudicated not to have acted in good faith in the reasonable belief that its/his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as it/he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company (including the Fund) or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties or obligations involved in the conduct of its/his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interest of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that its/his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Company. Notwithstanding the foregoing the Company shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Company cannot lawfully waive.

(b) The Company, on behalf of the Fund, shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if the Directors of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his written undertaking to reimburse the Company, (B) the Company shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum (as set forth in the Company’s by-laws) of Directors of the Company who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to indemnification hereunder shall be made in compliance with paragraph 5(a) of this Agreement and (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct did not act in bad faith or the belief that its/his conduct was unlawful, as the case may be, or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

6. Duration, Amendment and Termination

This Agreement shall become effective upon on the date hereof, provided that it has been approved by a majority of the shareholders of the Fund and a majority of the Board of Directors who are not parties to this

Agreement or “interested parties” (as defined in the Act) of any such party and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the Fund. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of Directors of the Company and the Adviser.

This Agreement may be terminated by the Adviser at any time without penalty upon giving the Company sixty days written notice (which notice may be waived by the Company) and may be terminated by the Company, on behalf of the Fund, at any time without penalty upon giving the Adviser sixty days notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a “majority of the outstanding voting securities” (as defined in the Act) of the Fund at the time outstanding and entitled to vote or, with respect to paragraph 4(b), by a majority of the Directors of the Fund who are not “interested persons” of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan. This Agreement shall terminate automatically in the event of its assignment (as “assignment” is defined in the Act and the rules thereunder.)

It is understood and hereby agreed that the word “Gabelli” is the property of the Adviser for copyright and other purposes. The Company further agrees that the word “Gabelli” in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products. The Company further agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Company (including the Fund) shall promptly take all necessary and appropriate action to change its name to a name which does not include the word “Gabelli”; provided, however, that the Company (including the Fund) may continue to use the word “Gabelli” if the Adviser consents in writing to such use.

7. Notices

Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

8. Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein and in accordance with the applicable provisions of the Act.

9. Severability

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE 787 FUND, on behalf of the ENTERPRISE MERGERS AND ACQUISITIONS FUND

By:
Name:
Title:

GABELLI FUNDS, LLC

By:
Name:
Title: